Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MBIA Inc. Employee 401(k) Plan

Purchase, NY

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 033-46062) of MBIA, Inc., of our report dated May 15, 2018, relating to the financial statements and supplemental schedule of MBIA Inc. Employee 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Philadelphia, PA
May 15, 2018